Exhibit 10.16

OMNICOM CROUP INC.
OMNICOM MANAGEMENT INC.
RESTRICTED STOCK UNIT
DEFERRED COMPENSATION PLAN

Section 1. Purpose and Administration.

     (a) Purpose; Incentive Plan. The purpose of this Restricted Stock Unit Deferred Compensation Plan (the “Plan”) is to assist a select group of key employees of Omnicom Group Inc. (“OGI”) and Omnicom Management Inc. (together, “Omnicom”) in their financial planning by providing a means for the deferral of some or all of the Awards of Restricted Stock Units granted to such key employees pursuant to Section 8.6 of the 2007 Incentive Award Plan of OGI (the “Incentive Plan”). It is anticipated that the Plan will aid in attracting and retaining key management employees required for the continued growth and profitability of Omnicom. Notwithstanding anything in the Incentive Plan to the contrary, no payment with respect to an Award of Restricted Stock Units may be deferred, and no grantee of Restricted Stock Units may elect or determine the maturity date with respect to an Award of Restricted Stock Units except pursuant to a Deferral Election (as defined below) in accordance with the terms of this Plan. Unless a Deferral Election is made in accordance with the terms of this Plan, the maturity date with respect to any Restricted Stock Units shall be the date on which such Restricted Stock Units vest in accordance with the terms of an Award Agreement. Defined terms used in this Plan but not defined herein shall have the meanings assigned to such terms in the Incentive Plan.

     (b) Administration. The Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of the OGI, whose members shall serve at the pleasure of the Board. The Committee at all times shall be composed of at least two directors of OGI, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.162 -27(e)(3) and a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

     (c) Powers/Duties/Liabilities of the Committee. The Committee shall implement the Plan, and may adopt rules and regulations in furtherance thereof which are not inconsistent with any express provisions of the Plan or the Incentive Plan. The Committee shall construe and interpret the Plan and any rules or regulations it has adopted, and make such determinations (including without limitation determinations of fact) as it determines are necessary or advisable for the administration of the Plan. The interpretations and determinations of the Committee shall be binding and conclusive. The Committee may amend the Plan in its discretion, subject to Section 5(f). A member of the Committee who is a Participant (as hereinafter defined) may not vote or take any other action on any question or matter relating solely to himself or herself (as opposed to questions or matters affecting Participants in general). No member of the Committee shall be liable for any action taken or omitted in connection with the administration of the Plan unless attributable to such member’s willful misconduct that results in a material breach of this Plan.

Section 2. Participation.

     (a) Eligible Employees. From time to time during the term of this Plan, the Committee shall designate the key employees of Omnicom who are eligible to participate in the Plan (the “Eligible Employees”) by giving each such Eligible Employee written notice of eligibility.

     (b) Deferral Elections. Each Eligible Employee may participate in the Plan by furnishing the Committee with an election (a “Deferral Election”), signed by the employee, pursuant to which the employee elects to defer payment with respect to an Award of Restricted Stock Units. An Eligible Employee who signs and returns a Deferral Election to the Committee shall become a “Participant” in the Plan. A Participant’s Deferral Election with respect to an Award may not be modified or revoked after the close of business on the last day the Participant may make his or her Deferral Election as provided below, except in the event of an Unforeseeable Emergency (as defined below) and if permitted by the Committee in its sole discretion. Restricted Stock Units that are covered by a Deferral Election shall constitute “Deferred Units.” Deferral Elections shall be effective only if furnished to the Committee as follows, provided, that the Committee in its discretion may limit the timing of a Deferral Election to one or more of the following:

     (1) on or before December 31 of any calendar year (or such earlier date established in the discretion of the Committee) with respect to Awards of Restricted Stock Units granted to the Participant in the following calendar year and any subsequent calendar years as specified in the Deferral Election; provided, however, that no Deferral Election may be made under this subsection 1 with respect to any Awards of Restricted Stock Units granted to a Participant with respect to any services performed by such Participant prior to the applicable December 31;

     (2) with respect to an Award that is “performance-based compensation,” within the meaning of Treas. Reg. § 1.409A-1(e)(1) or (2) (“Performance-Based Compensation”), on or before the date that is six months before the end of the applicable performance period to which such Award relates, provided, however, that no Deferral Election may be made under this subsection 2 (i) unless the Participant has performed services for Omnicom continuously from the beginning of such performance period, or (ii) after such Award has become readily ascertainable within the meaning of Treas. Reg. § 1.409A-2(a)(8);

     (3) in the case of the first year in which an employee becomes an Eligible Employee, which first year of eligibility shall be determined in accordance with Treas. Reg. § 1.409A-2(a)(7), and with respect to Awards of Restricted Stock Units granted to such employee after the date of the Deferral Election, within 30 days after the date such employee becomes an Eligible Employee; provided, however, that for purposes of this subsection 3, with respect to Awards that are Performance-Based Compensation, such Deferral Election shall apply to no more than the total number of Restricted Stock Units covered by the Award multiplied by the ratio of the number of days remaining in the applicable performance period after the Deferral Election over the total number of days in such performance period, and provided further that no election may be made by an employee pursuant to this subsection 3 if the Company determines in its sole discretion that, prior to becoming an Eligible Employee, such employee was eligible to participate in any “non-qualified deferred compensation plan” (as defined in Section 409A of the Code) that would be aggregated with the Plan for purposes of Section 409A of the Code; or

     (4) on or before the 30th day following the date of any Award of Restricted Stock Units, provided, however, that no Deferral Election made pursuant to this subsection 4 shall be effective with respect to any Restricted Stock Units that vest prior to the date that that is 12 months after the date of such Deferral Election, unless the vesting of such Restricted Stock Units during such 12-month period may only occur in the event of the Participant’s death or a change in control event (as defined in Treas. Reg. § 1.409A-3(i)(5).

     (5) on or before December 31, 2008 with respect to any portion of an Award of Restricted Stock Units granted prior to such date but not yet vested as of such date.

Section 3. Plan Accounts.

     (a) Plan Accounts. The Committee shall establish an account on the books of OGI (a “Plan Account”) for each Participant who furnishes a Deferral Election and shall credit the Participant’s Plan Account with a number of Deferred Units equal to the number of Restricted Stock Units that would have vested in the absence of the Participant’s Deferral Election. The Committee shall also establish, to the extent necessary, separate subaccounts of a Participant’s Plan Account to reflect the Participant’s Deferral Election for different calendar years. The Committee shall debit the Plan Account of a Participant each time a distribution is made to the Participant from his Plan Account.

     (b) Distributions; Adjustments.

     (1) Cash Distributions in respect of Dividends. With respect to each Deferred Unit in a Participant’s Plan Account on the record date (the “Record Date”) of any cash dividend or other distribution paid with respect to shares of common stock of OGI (“Omnicom Stock”), Omnicom shall pay to each Participant an amount of cash equal to the cash payment that would have been paid to the Participant in respect of such cash dividend under the terms of the applicable Award Agreement, but in no event shall any payment be made to the Executive in respect of any cash dividend if the Record Date with respect to such cash dividend falls after the date on which the Executive incurs a Separation from Service. Any amount payable pursuant to this Section 3(b)(i) shall be paid to the Participant at the time the respective cash dividend is paid to the holders of Omnicom Stock, but in no event later than March 15 of the year following the year in which the Record Date with respect to such cash dividend falls. Notwithstanding the foregoing, if the Participant is entitled to such cash dividend or other distribution as a result of holding shares of Omnicom Stock issued with respect to a distribution made under Section 4 of this Plan on or after the Record Date but prior to the payment of the applicable cash dividend or other distribution (the

“Distributed Shares”), then the Participant shall not also be entitled to receive a cash payment with respect to such cash dividend or distribution under this Section 3(b)(i) with respect to the Distributed Shares.

     (2) Changes in Capitalization. If any change shall occur in or affect shares of Omnicom Stock on account of a merger, consolidation, reorganization, stock dividend, stock split or combination, reclassification, recapitalization, distribution to holders of shares of Omnicom Stock (other than cash dividends) or such similar event (as determined by the Committee in its discretion), the Committee will make such adjustments, if any, that it deems necessary or equitable in each Participant’s Plan Account in order to prevent the dilution or enlargement of the Participant’s benefits under the Plan.

     (c) Statements. As soon as practicable following the close of a calendar year, the Committee shall furnish to each Participant having a Plan Account a statement setting forth the number of Deferred Units in his or her Plan Account at the close of such calendar year.

     (d) Nature of Omnicom’s Obligations/Participant’s Rights. Omnicom’s liability to pay the amount in a Participant’s Plan Account shall be reflected in its books of account as a general, unsecured and unfunded obligation, and the rights of a Participant or his or her designated beneficiary to receive payments from Omnicom under the Plan are solely those of a general, unsecured creditor. Omnicom shall not be required to segregate any of its assets in respect to its obligations hereunder, and a Participant or designated beneficiary shall not have any interest whatsoever, vested or contingent, in any properties or assets of Omnicom. Without limiting the generality or effect of the foregoing, a Participant shall have no voting rights with respect to Deferred Units.

     (e) No Trust. Nothing contained in the Plan and no action taken pursuant to the provisions hereof shall create or be construed to create a trust of any kind, or a fiduciary relationship between (i) Omnicom and the Committee (or any member thereof) and (ii) the Participant, his or her designated beneficiary or any other person.

     (f) Optional Trust. The Committee, at any time, may authorize the establishment of a trust for the benefit of the Participants, the assets of which are always subject to the claims of general creditors of Omnicom and containing such other terms and conditions as the Committee shall approve.

     (g) Vesting. The number of Deferred Units in a Participant’s Plan Account shall be vested and nonforfeitable on the same date that the corresponding Restricted Stock Units would have vested in accordance with the terms of the applicable Award Agreement.

Section 4. Distributions in Respect of Plan Accounts.

     (a) Scheduled Distributions. Distributions in respect of a Participant’s Plan Account shall be made in accordance with the distribution option elected by such Participant in the Deferral Election (the “Distribution Election”). A separate Distribution Election shall apply to each Deferral Election. Subject to Section 4(b), the distribution options available under the Plan are as follows:

     (1) Separation from Service. Distribution as soon as practicable following the Participant’s Separation from Service as determined by Omnicom, but in no event later than the later of (i) December 31st of the year of the Participant’s Separation from Service, and (ii) the fifteenth day of the third calendar month following the Participant’s Separation from Service. For purposes of this Plan, a Separation from Service shall mean the Participant’s “separation from service” with Omnicom as such term is defined in Treasury Regulation § 1.409A-1(h) and any successor provision thereto.

     (2) Date Certain. Distribution on a date fixed by the Participant in the Deferral Election (or in any Rollover Election as provided in Section 4(d) below), provided that such date must be at least two years after the date on which the Restricted Stock Units would vest pursuant to the applicable Award Agreement.

     (b) Accelerated Distributions.

     (1) Death of Participant. If a Participant dies, the amount of the then-current balance credited to his or her Plan Account shall be distributed to the designated beneficiary of the Participant, or if there is no designated beneficiary or such beneficiary does not survive the Participant, such distribution shall be made to the estate of the Participant. Such distributions shall be made as soon as practicable following the date of the Participant’s death, but in no event later than the later of (i) December 31st of the year of the Participant’s death, and (ii) the fifteenth day of the third calendar month following the Participant’s Death. Notwithstanding the foregoing, with respect to amounts deferred pursuant to a Deferral Election made in accordance with Section 2(b)(4) of this Plan, if the Participant dies prior to the date that is 12 months after the date of such Deferral Election, such Deferral Election shall not be given effect and such amounts shall be distributed to the beneficiary of the Participant in accordance with the terms of the applicable Award Agreement.

     (2) Financial Emergency. If a Participant encounters a severe and unforeseeable financial emergency, the Committee may authorize prompt distribution to the Participant of such portion of the amount in the Plan Account of the Participant as is required to meet the immediate financial need created by the emergency. For purposes hereof, financial emergency shall include a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or a dependent, the loss of the Participant’s property due to casualty or any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in each case as determined in the sole discretion of the Committee, provided, however, that no accelerated distribution shall be authorized unless such financial emergency constitutes an “unforeseeable emergency” within the meaning of Treasury Regulation § 1.409A-3(i)(3) or any successor provision thereto (an “Unforeseeable Emergency”). Without limiting the foregoing, distribution of the Participant’s Plan Account will not be made to the extent that any such hardship may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship) or by the cessation of deferrals under the Plan in accordance with the terms of the Plan. To apply for an accelerated payment by reason of financial emergency as aforesaid, the Participant shall furnish the Committee, in writing and in reasonable detail, with the relevant facts and information, and the determination of the Committee as to whether an Unforeseeable Emergency has occurred and whether an accelerated payment is warranted under this provision and the amount of any such payment shall be binding and conclusive.

     (3) Change in Control. If there is a Change in Control (as defined below) of OGI, then the amount of each Participant’s Plan Account shall be paid immediately to such Participant. Notwithstanding the foregoing, with respect to amounts deferred pursuant to a Deferral Election made in accordance with Section 2(b)(4) of this Plan, if a Change in Control occurs prior to the date that is 12 months after the date of such Deferral Election, such Deferral Election shall not be given effect and such amounts shall be distributed to the Participant in accordance with the terms of the applicable Award Agreement. For purposes of the Plan, “Change in Control” means that (i) (x) OGI shall have entered into a definitive agreement providing for a merger, consolidation, sale of assets or stock, recapitalization or other business combination transaction (any such transaction, a “Business Combination” and any such agreement, a “Business Combination Agreement”) and (y) the Business Combination is completed and a Board Change occurs within six months of such completion or is provided for in the Business Combination Agreement, (ii) a person or more than one person acting as a group (as defined in Treas. Reg. § 1.409A-3(i)(5)(v)(B) or any successor provision thereto), acquires a majority of OGI’s common stock, or (iii) a Board Change occurs pursuant to a proxy contest that was opposed by the Board of Directors of OGI (the “OGI Board”) at the time of the first public announcement of the proxy contest. For purposes of the Plan, “Board Change” means that, in any 12-month period, persons who constituted a majority of the members of the OGI Board cease for any reason to so constitute such a majority; provided, however, that (i) [if pursuant to the Business Combination Agreement one-half but not a majority of the OGI Board are to be persons who were members of the OGI Board immediately prior to OGI’s execution of a Business Combination Agreement, a “Board Change” will not be deemed to have occurred for purposes of this Agreement if, at the time of approval of the Business Combination Agreement, the Committee determines that the transactions provided for in the Business Combination Agreement are not of a type that should make this Section 4(b)(3) operative]1, and (ii) in determining whether a change constitutes a “Board Change” for purposes of this Plan, changes resulting from the death, incapacity, retirement or resignation of a particular person as a director will be disregarded if such director’s successor is elected solely by persons who were directors of OGI immediately prior to the beginning of the 12-month period, or their successors as herein contemplated. Notwithstanding the foregoing, no Change in

1 Under Section 409A, whether a change in control has occurred must be objectively determinable and the Committee is not allowed to have any discretionary authority to determine whether a change in control has occurred. Therefore, the bracketed “one-half but not a majority” provision must either be deleted or must be automatic and not left subject to Committee discretion.

Control shall be deemed to occur unless there has been a change in the ownership or effective control of OGI or a change in the ownership of a substantial portion of the assets of OGI, in each case within the meaning of Treas. Reg. § 1.409A-3(i)(5).

     (c) Designation of Beneficiary. A Participant shall have the right to designate a beneficiary for the purposes of receiving an accelerated distribution as provided in Section 4(b)(1) above at any time by furnishing the Committee with a Beneficiary Designation Form. A Participant may change or revoke a beneficiary designation at any time and from time to time by furnishing a revised Beneficiary Designation Form to the Committee.

     (d) Rollover Elections. A Participant may file an additional Deferral Election (a “Rollover Election”) with respect to any Deferred Units for which a distribution option under Section 4(a)(2) has previously been elected, provided that (i) such Rollover Election is filed at least 12 months before the distribution date specified in the prior Distribution Election, (ii) such Rollover Election specifies a distribution date at least 5 years later than the distribution date specified in the prior Distribution Election, and (iii) the requirements of Treasury Regulation Section 1.409A-2(b) are otherwise met.

     (e) Form of Distribution. Notwithstanding anything to the contrary in an Award Agreement, distribution of a Participant’s Plan Account shall be, at the discretion of the Company, in the form of (i) actual shares of Omnicom Stock or (ii) cash.

Section 5. Miscellaneous Provisions.

     (a) No Assignment. The rights and interests of the Participants under the Plan may not be anticipated, assigned, transferred, pledged or encumbered, except upon death by virtue of the law of descent and distribution. Any attempt by the Participant so to anticipate, assign, transfer, pledge or encumber purported rights and interest shall be null and void.

     (b) No Employment Contract/Bonus Commitment. The Plan does not constitute an employment contract between Omnicom and the Participant. Neither the Plan nor the accrual of Deferred Units hereunder shall constitute an undertaking, express or implied, giving the Participant the right to remain in the employ of Omnicom or interfere with the right of Omnicom to terminate the Participant’s employment, nor giving the right to require the Participant to remain in its employ or to interfere with the Participant’s right to terminate employment. Participation in the Plan does not confer upon a Participant the right to receive an Award of Restricted Stock Units from Omnicom in any year.

     (c) Entire Plan. The Plan, together with the Incentive Plan, Management Plan, Deferral Election Form and Beneficiary Designation Form, constitutes the entire understanding and agreement between the Participant and Omnicom in respect of the subject matter hereof, and neither party has relied on any representations of the other party except as expressly set forth herein.

     (d) Binding Effect. This Plan shall be binding upon and inure to the benefit of (i) Omnicom, its successors and assigns by merger, consolidation, purchase or otherwise, and (ii) the Participant and the heirs, executors, administrators and legal representatives of such Participant.

     (e) Withholding of Taxes. Omnicom shall have the right to deduct and withhold from any distribution under the Plan any amount required by law to be withheld with respect to federal, state or local income or other taxes incurred by reason of such payment. To the extent that any amount of tax is required to be withheld and paid over to any taxing authority in connection with any deferral hereunder prior to distribution of such amount, Omnicom may reduce the Participant’s Plan Account by the amount of such tax.

     (f) Amendment and Termination. OGI at any time and from time to time, but only in a manner that complies with Treasury Regulation § 1.409A-3(j)(4)(ix), may amend, modify, suspend, reinstate or terminate this Plan in whole or in part in such respects as it may deem advisable; provided, however, that no such amendment, modification, suspension, reinstatement or termination shall adversely affect the rights of a Participant with respect to the amount then credited to the Plan Account of such Participant. In the event that the Plan is terminated as described in Treasury Regulation Section 1.409A-3(j)(4)(ix), the balance in a Participant’s Plan Account shall be paid to such Participant or beneficiary, as applicable, in full satisfaction of all such Participant’s or beneficiary’s rights and benefits hereunder, pursuant to the applicable requirements of Treasury Regulation § 1.409A-3(j)(4)(ix).

     (g) Governing Law. The Plan is intended to qualify as an unfunded plan maintained primarily to provide deferred compensation for a select group of management or highly compensated employees as described in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), The Plan shall be governed by ERISA and, to the extent ERISA for any reason does not apply, shall be construed and interpreted in accordance with the laws of the State of New York, including without limitation, the New York statute of limitations, but without giving effect to the principles of conflict of laws of such State.

     (h) Section 409A Compliance. Notwithstanding any provision of the Plan to the contrary, if at the time of the Participant’s Separation from Service, the Participant is a “specified employee” as defined in Section 409A the Code, as reasonably determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any distributions that would otherwise be made hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the distributions hereunder until the date that is at least six (6) months following the Participant’s Separation from Service (or the earliest date permitted under Section 409A of the Code), whereupon the Company will make such distributions to the Participant that would have otherwise been previously made to the Participant under the Plan during the period in which such distributions were deferred. Thereafter, distributions will resume in accordance with the Plan. It is intended that this Plan shall be limited, construed and interpreted in accordance with Section 409A of the Code. It is also intended that to the extent that any payment or benefit described hereunder is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. No provision in this Plan shall be interpreted or construed to directly or indirectly transfer any liability for a failure to comply with Section 409A of the Code from a Participant or other individual to the Company, or any other individual or entity affiliated with the Company.

     (i) Expenses of the Plan. All expenses of administering the Plan shall be borne by Omnicom.

     (j) Notice. Any notice in connection with the Plan shall be in writing and shall be delivered in person or by certified mail, return receipt requested. Any notice given by certified mail shall be deemed to have been given upon the date of delivery indicated on the certified mail return receipt, if correctly addressed.

     (k) Effective Date and Term. The Plan shall be effective as of the date this plan is adopted, and subject to Section 5(f) shall continue in effect until terminated by OGI.

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     IN WITNESS WHEREOF, and as evidence of the adoption of this Plan effective as of the date hereof, by Omnicom, each entity set forth below caused the same to be signed by its duly authorized officer this 5th day of December, 2008.

OMNICOM GROUP INC.

By:	/s/ Michael J. O’Brien
Name:	Michael J. O’Brien
Title:	Senior Vice President, General Counsel and Secretary

OMNICOM MANAGEMENT INC.

By:	/s/ Michael J. O’Brien
Name:	Michael J. O’Brien
Title:	Secretary and General Counsel

Signature Page